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                                              USAir Group, Inc.
                                                 Exhibit 11
                        Computation of Primary and Fully Diluted Earnings Per Share
                                                (unaudited)
                                   (in thousands except per share amounts)

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                                                                           Three Months Ended March 31,
                                                                        -----------------------------------
                                                                           1995                     1994
                                                                           ----                     ----
Adjustments to Net Income (Loss)
================================

Net income (loss)                                                       $ (96,883)               $(196,655)
Preferred dividend requirement                                            (20,583)                 (19,220)
                                                                         --------                 --------
Net income (loss) applicable to common stock and common
  stock equivalents used for primary computation                         (117,466)                (215,875)
Fully diluted adjustments
  Assume conversion of preferred stock
    Preferred dividend requirement                                         20,583                   19,220
                                                                         -------                  --------
      Adjusted net income (loss) applicable to common stock
        assuming full dilution                                          $ (96,883)               $(196,655)
                                                                         ========                 ========

Adjustments to Common Shares Outstanding
========================================

Average number of shares of common stock                                   61,627                   59,274
Primary Adjustments 1)
  Assume exercise of options and common stock equivalents                       -                        -
                                                                         --------                 --------
    Total average number of common and common equivalent
      shares used for primary computation                                  61,627                   59,274
                                                                         ========                 ========


Average number of shares of common stock                                   61,627                   59,274

Fully Diluted Adjustments 2)
  Assume exercise of options                                                   16                       15
  Assume conversion of preferred stock                                     39,156                   39,156
                                                                         --------                 --------
    Total average number of common shares assumed to be
      outstanding after full conversion                                   100,799                   98,445
                                                                         ========                 ========

Income (Loss) Per Common Share
==============================

Primary income (loss) per common share 1)                               $   (1.91)               $   (3.64)
                                                                         ========                 ========
Fully diluted income (loss) per common share 2)                         $   (0.96)               $   (2.00)
                                                                         ========                 ========



1)   The assumed exercise of options and common stock equivalents which are anti-dilutive are not included in the computation and presentation of primary earnings per share.
2)   The assumed exercise of options and conversion of preferred stock are anti-dilutive but are included in accordance with
     Regulation S-K Item 601(b)(11).
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